Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

RSC Capital Corporation

New York, New York

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated February 27, 2014, relating to the consolidated financial statements of First Allied Holdings Inc., which are contained in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

BDO USA, LLP

Richmond, Virginia

April 30, 2014